Exhibit 99.9

April 12, 2013

Board of Directors

Palomar Medical Technologies, Inc.

15 Network Drive

Burlington, MA 01803

The Board of Directors of Palomar Medical Technologies, Inc.:

We hereby consent to the inclusion of our opinion letter, dated March 17, 2013, to the Board of Directors of Palomar Medical Technologies, Inc. (“Palomar”) as Annex E to, and to the reference thereto under the captions “SUMMARY—The Merger—Opinion of Palomar’s Financial Advisor” and “THE MERGER—Opinion of Financial Advisor to the Palomar Board of Directors” in, the joint proxy statement/prospectus relating to the proposed transaction involving Palomar and Cynosure, Inc. (“Cynosure”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Cynosure. By giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Canaccord Genuity Inc.

CANACCORD GENUITY INC.